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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

    NOBILITY HOMES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOBILITY HOMES, INC.

Notice and Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 26, 2010

TO THE HOLDERS OF COMMON STOCK:

PLEASE TAKE NOTICE that the annual meeting of the shareholders of NOBILITY HOMES, INC. will be held on Friday, the 26th day of February, 2010, at 10:00 A.M. local time, at our executive offices, 3741 S.W. 7th Street, Ocala, Florida.

The meeting will be held for the following purposes:

1.	To elect as directors the five nominees named in the attached proxy statement to serve terms expiring at the annual meeting of shareholders to be held in 2011 and until their successors have been elected and qualified.

2.	To transact such other business as may properly come before the meeting or any adjournment.

To be sure that your shares will be represented at the meeting, please date, sign and return your proxy, even if you plan to attend in person. A form of proxy and a self-addressed, postage prepaid envelope are enclosed. If you do attend the meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Jean Etheredge, Secretary

DATED: February 3, 2010

i

NOBILITY HOMES, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 26, 2010

This proxy material and the enclosed form of proxy are being sent to the shareholders of Nobility Homes, Inc. on or about February 3, 2010, in connection with the solicitation by our board of directors of proxies to be used at the annual meeting of our shareholders. The meeting will be held at our executive offices, 3741 S.W. 7th Street, Ocala, Florida, at 10:00 A.M. local time, on Friday, February 26, 2010.

If the enclosed form of proxy is executed and returned, you may revoke it at any time if it has not yet been exercised, by delivering a later dated proxy or written notice of revocation to our corporate secretary or by attending the annual meeting and electing to vote in person. The shares represented by the proxy will be voted unless the proxy is received in such form as to render it not votable. The proxy is in ballot form so that you may specifically grant or withhold authority to vote for the election of each director. Unless you direct otherwise, the shares represented by the proxy will be voted “for” the election of each director nominated by the board of directors. Directors will be elected by a plurality of the votes cast by shares entitled to vote at the meeting. Therefore, assuming the presence of a quorum, abstentions and broker non-votes will have no effect on the outcome of the vote.

Shareholders of record at the close of business on January 22, 2010 will be entitled to vote. Each share of common stock is entitled to one vote on any matter to come before the meeting. As of January 22, 2010, we had 4,056,144 shares of common stock outstanding and entitled to vote.

The complete mailing address of our principal executive office is P.O. Box 1659, Ocala, Florida 34478.

PRINCIPAL HOLDERS OF OUR COMMON SHARES

The following table sets forth, as of January 22, 2010, information as to our $.10 par value common stock owned beneficially, directly or indirectly, (1) by each person who is known by us to own beneficially more than 5% of our outstanding voting securities, (2) by each director, (3) by each executive officer named in the summary compensation table set forth elsewhere herein and (4) by all directors and executive officers as a group:

Name and Address of Beneficial Owner(1)	Number of Common Shares Beneficially Owned(1)(2)		Percent of Class

Terry E. Trexler Irrevocable Trust(3) Kay Charlton, Trustee(5) P. O. Box 2146 Winter Park, Florida 32790	2,180,535	(4)	53.8%

Terry E. Trexler(6) 3741 S.W. 7th Street Ocala, Florida 34474	3,065	(7)	*

Thomas W. Trexler(8) 3741 S.W. 7th Street Ocala, Florida 34474	409,976	(9)	10.1%

Richard C. Barberie(8) 15300 SE 140 Avenue Road Weirsdale, Florida 32195	850		*

Robert P. Holliday(8) 931 NW 37 th Avenue Ocala, Florida 34475	4,935		*

Robert P. Saltsman(8) 222 South Pennsylvania Avenue, Suite 200 Winter Park, Florida 32789	2,537		*

GAMCO Investors, Inc.(10) One Corporate Center Rye, New York 10580	289,948		7.1%

Directors and executive officers (7 persons)	470,447		11.6%

*	Less than 1%
(1)	Unless otherwise noted, information contained in this table is based upon information furnished by the beneficial owners.
(2)	Unless otherwise noted, all shares are owned directly with sole voting and dispositive power.

(3)

Mr. Terry Trexler established this trust for personal estate and tax planning reasons. Mr. Trexler is the sole beneficiary of the trust and has no voting or dispositive power with respect to the shares held by the trust.

(4)	All shares are owned directly by the Terry E. Trexler Irrevocable Trust. Ms. Charlton has no pecuniary interest in the shares.
(5)	Ms. Charlton is the trustee of the Terry E. Trexler Irrevocable Trust and, as such, is vested with sole voting and dispositive power with respect to all shares owned by the trust.
(6)	Mr. Terry Trexler is our president and chairman of the board. Additional information is contained under “Nomination and Election of Directors”.
(7)	Includes 2,040 shares held in trust for the benefit of Mr. Trexler’s grandchild and 1,025 shares owned through our 401(k) plan.
(8)

Mr. Thomas Trexler is our executive vice president and director. Messrs. Barberie, Holliday and Saltsman are our directors. Additional information is contained under “Nomination and Election of Directors”.

(9)	Includes 1,089 shares owned through our 401(k) plan.
(10)

Information is based solely from Amendment No. 4 to Schedule 13D filed with the SEC on March 17, 2009 by one or more of the following persons: GGCP, Inc. (“GGCP”), GAMCO Investors, Inc. (“GBL”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc. (“Gabelli & Company”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), and Mario Gabelli. GBL, GAMCO, and Gabelli & Company are New York corporations and GSI and Teton Advisors are Delaware corporations, each having its principal business office at One Corporate Center, Rye, New York 10580. GGCP is a New York corporation having its principal business office at 140 Greenwich Avenue, Greenwich, CT 06830. Gabelli Funds is a New York limited liability company having its principal business office at One Corporate Center, Rye, New York 10580. MJG Associates is a Connecticut corporation having its principal business office at 140 Greenwich Avenue, Greenwich, CT 06830. The Foundation is a Nevada corporation having its principal offices at 165 West Liberty Street, Reno, Nevada 89501.

NOMINATION AND ELECTION OF DIRECTORS

At the meeting, a board of five directors will be elected to serve for one year and until the election and qualification of their successors. Your proxy will be voted, unless you withhold authority to do so, for the election as directors of the persons named below, who have been nominated by our current board of directors.

Our bylaws provide that the board of directors shall be made up of no fewer than one nor more than ten directors. The current board of directors has determined that five directors are appropriate for the present time. Proxies cannot be voted for more than five nominees.

Each nominee has consented to being named as such in this proxy statement and is presently available for election. Each nominee presently is a member of the board, having been elected as such at the last annual meeting of the shareholders.

If any nominee should become unavailable, the persons voting the accompanying proxy may, in their discretion, vote for a substitute. Additional information concerning the nominees, based on data furnished by them, is set forth below. Terry E. Trexler is the father of Thomas W. Trexler.

The board of directors recommends a vote “for” the election of each of the following nominees. Proxies solicited by the board of directors will be so voted unless shareholders specify in their proxies a contrary choice.

Name (Age)	Principal Occupation or Employment; Certain Other Directorships	Year First Became Director

Terry E. Trexler (70)	Our chairman of the board, chief executive officer and president for more than five years; Mr. Trexler is also president of TLT, Inc.	1967

Thomas W. Trexler (46)	Our executive vice president and chief financial officer since December 1994; president of Prestige Home Centers, Inc. since June 1995; director of Prestige since 1993 and vice president from 1991 to June 1995; president of Mountain Financial, Inc. since August 1992; vice president of TLT, Inc. since September 1991	1993

Richard C. Barberie (71)	Our vice president of purchasing from December 1994 until his retirement in June 1995; our executive vice president for more than five years prior to December 1994	1975

Robert P. Holliday (71)	President of Chariot Eagle, Inc. (which is engaged in the park model and manufactured home business) since 1984 and president of Chariot Eagle-West, Inc. since 1995	1996

Robert P. Saltsman (57)	Attorney and CPA in private practice since 1983; prior to 1983 Mr. Saltsman was employed as a CPA by Arthur Andersen & Co. in Orlando, Florida	1988

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act, a Form 4 reporting the acquisition or disposition of Nobility securities by an officer, director or 10% shareholder must be filed with the Securities and Exchange Commission no later than the second business day after the date on which the transaction occurred unless certain exceptions apply. Most transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of our fiscal year. Based on information provided by our directors and executive officers, during the fiscal year ended October 31, 2009, all required reports were filed on a timely basis.

BOARD OF DIRECTORS AND COMMITTEES

Our board of directors is comprised of a majority of independent directors. The board of directors has determined that Messrs. Richard Barberie, Robert Holliday and Robert Saltsman are all independent according to current NASDAQ rules. During the fiscal year ended October 31,

2009, the board of directors held four regular meetings. All directors attended 100% of the meetings of the board of directors and committees of the board on which they served.

Our board of directors has established three standing committees; a compensation committee, an audit committee and a nominating committee.

Compensation Committee. The compensation committee is presently comprised of Messrs. Richard Barberie, Robert Holliday and Robert Saltsman. The compensation committee meets each quarter and recommends to the board of directors the salaries and bonuses, if any, to be paid to the executive officers. The compensation committee has a written charter which is available on our website at www.nobilityhomes.com. The compensation committee met four times during fiscal year 2009.

Audit Committee. The audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. During fiscal 2009, the audit committee was comprised of Messrs. Robert Saltsman, Robert Holliday and Richard Barberie, all of whom are considered independent under current NASDAQ rules. The audit committee has a written charter which establishes the scope of the committee’s responsibilities and how it is to carry out those responsibilities. The audit committee charter charges the committee with overseeing management’s conduct of our financial reporting process, including: (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, and (3) the independence and performance of our internal and external auditors. The audit committee charter is available on our website at www.nobilityhomes.com. The audit committee met four times during fiscal 2009.

The board of directors has determined that Mr. Robert Saltsman is the audit committee financial expert, and is independent under current NASDAQ rules.

Nominating Committee. The board of directors has established a nominating committee comprised of Messrs. Robert Saltsman, Robert Holliday and Richard Barberie, all of whom are considered independent under current NASDAQ rules. The nominating committee’s charter is available on our website at www.nobilityhomes.com. The nominating committee met four times during fiscal year 2009. The nominating committee will consider suggestions for potential director nominees nominated by our board from many sources, including management and our shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the nominating committee no later than October 6, 2010 by sending a letter to our corporate secretary at P.O. Box 1659, Ocala, Florida 34478. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Nomination For Director.”

In evaluating director nominees, including candidates submitted by shareholders, the nominating committee will consider the candidate’s experience, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to board duties. The nominating committee will also consider whether a candidate meets the definition of “independent director” under NASDAQ rules. There are no stated minimum criteria for director nominees, and the nominating committee may also consider such other factors as it deems to be in the best interest of Nobility and its shareholders.

EXECUTIVE COMPENSATION

Overview

The compensation committee of our board of directors established, subject to the approval of the full board of directors, the compensation for our chief executive officer and our chief financial officer, who are our only officers whose total compensation for the fiscal year ended October 31, 2009 exceeded $100,000. We refer to these individuals as the “named executive officers.”

Because we are a small company, our compensation committee has sought to avoid the expense of retaining an outside compensation consultant to assist the committee with compensation plan design. The compensation committee takes into consideration recommendations of our CEO for compensation for officers other than our CEO.

Base Salary. The compensation committee sets salary levels for named executive officers so as to reflect the duties and level of responsibilities inherent in the position and current economic conditions relating to our business. In establishing salary levels, the compensation committee considers the particular qualifications and level of experience of the individual holding the position in establishing a salary level when the individual is first appointed to a given position.

At his request, our CEO’s base salary has remained fixed for the last five fiscal years because a major incentive for his performance is the value of his substantial stock ownership in Nobility. Our CFO receives the same base salary as our CEO, with the majority of his compensation paid as quarterly incentive compensation. Due to the challenging economic environment in which we currently operate, we did not increase our CFO’s base salary for fiscal 2007, 2008, 2009 or 2010.

Quarterly Incentive Bonuses. We provide certain employees, including the named executive officers, the opportunity to earn a quarterly incentive bonus based on an evaluation of the employee’s individual performance and our performance. The bonus pool is based on a specified percentage earnings before interest and taxes for the quarter. The bonus pool is divided among eligible employees on a discretionary rather than formulaic basis. In considering bonuses for named executive officers other than the chief executive officer, the compensation committee consults with our chairman and chief executive officer regarding instances of exceptional effort demonstrated by an employee. No named executive officer is automatically entitled to a bonus or a bonus in any particular amount. Due to the downturn in our sales and earnings during fiscal 2008, our CFO did not receive a bonus in fiscal 2009 and the bonus for fiscal 2008 was smaller than for fiscal 2007, and our CEO did not receive a bonus for fiscal 2008 or 2009.

Summary Compensation Table

for fiscal years ended October 31, 2009 and November 1, 2008

The following table provides information about all compensation awarded to, earned by or paid to our named executive officers during the fiscal years ended October 31, 2009 and November 1, 2008.

Name and Principal Positions	Year	Salary	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Terry E. Trexler President, chief executive officer	2009	$93,500	$—	$39,395	(1)	$132,895
	2008	$93,500	$—	$40,658		$134,158

Thomas W. Trexler Executive vice president and chief financial officer	2009	$93,500	$—	$17,904	(2)	$111,404
	2008	$93,500	$51,134	$17,904		$162,538

(1)	All other compensation for Mr. Terry E. Trexler for fiscal year 2009 includes $39,395 in insurance premiums paid or accrued by us on two term life insurance policies on the life of Mr. Terry E. Trexler. In the event of Mr. Trexler’s death, the proceeds will be paid to Mr. Trexler’s designated beneficiaries.
(2)	All other compensation for Mr. Thomas W. Trexler for fiscal year 2009 includes $16,220 in insurance premiums paid or accrued by us on a term insurance policy on the life of Mr. Thomas W. Trexler. In the event of Mr. Trexler’s death, the proceeds will be paid to Mr. Trexler’s designated beneficiaries. The balance consists of the portion of a car allowance attributable to Mr. Trexler’s personal use of a company-provided car.

We did not grant any stock options, restricted stock awards or other equity-based awards to the named executive officers during fiscal 2009. No equity awards vested for our named executive officers during fiscal 2009, and our named executive officers did not exercise any stock options or hold any stock options or other equity awards at the end of fiscal 2009.

Independent Director Compensation

For fiscal year ended October 31, 2009

The following table summarizes compensation to independent directors for the fiscal year ended October 31, 2009. Directors who are not employees of Nobility Homes receive a fee of $2,000 payable quarterly. The chairman of the Audit Committee receives an additional $1,250 payable quarterly. We do not provide our independent directors with any compensation, equity awards or other benefits other than cash fees. No directors hold any stock options or other awards under our stock option plan.

Name	Total Fees Earned or Paid in Cash

Richard C. Barberie	$8,000

Robert P. Holliday	$8,000

Robert P. Saltsman	$28,000	(1)

(1)	The board of directors approved Robert Saltsman in his capacity as chairman of the audit committee to work with the Company in connection with its Sarbanes-Oxley audit review. The amount shown includes $15,000 approved by the board of directors for Mr. Saltsman’s additional work.

AUDIT COMMITTEE REPORT

The purpose of the audit committee is to assist the board of directors in its oversight of management’s conduct of our financial reporting process. During the fiscal year ended October 31, 2009, the audit committee was comprised of Messrs. Robert Saltsman, Robert Holliday and Richard Barberie, each of whom is “independent” under current NASDAQ rules. For the fiscal year ended October 31, 2009 the audit committee:

•	Reviewed and discussed our fiscal 2009 audited financial statements with management and representatives of McGladrey & Pullen, LLP, our independent public accountants;

•	Discussed with McGladrey & Pullen, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•

Received the written disclosures and the letter from McGladrey & Pullen, LLP mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with McGladrey & Pullen, LLP its independence; and

•

Based on the foregoing review, discussions and disclosures, recommended to the board of directors that our audited financial statements for the fiscal year ended October 31, 2009 be included in our annual report on Form 10-K for the fiscal year for filing with the U.S. Securities and Exchange Commission.

Robert Saltsman, Chairman
Robert Holliday
Richard Barberie

CERTAIN TRANSACTIONS

During the fiscal years ended 2009 and 2008, there have been no related party transactions required to be disclosed under SEC rules.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors has selected McGladrey & Pullen, LLP (“McGladrey”) to serve as our independent certified public accountants for the current fiscal year ending November 6, 2010. A representative of McGladrey is expected to be present at the annual meeting of shareholders and will be accorded the opportunity to make a statement, if he so desires, and to respond to appropriate questions from shareholders.

The following table provides information relating to the fees McGladrey and RSM McGladrey, Inc. (an affiliate of McGladrey) billed or will bill to us for the fiscal years ended October 31, 2009 and November 1, 2008.

	Audit Fees		Tax Fees	All Other Fees		Total Fees
Fiscal Year 2009:
McGladrey	$68,000	(1)	$0	$8,355	(2)	$76,355

Fiscal Year 2008:
McGladrey and RSM McGladrey, Inc.	$65,000	(1)	$0	$15,750	(3)	$80,750

(1)	Audit fees include all fees for services in connection with the annual audit of our financial statements and review of our quarterly financial statements.
(2)	All other fees for fiscal year 2009 include fees related to assistance with comment letters from the Securities and Exchange Commission.
(3)	All other fees for fiscal year 2008 include tax consulting fees related to amending the 2006 tax return and changing tax accounting methods.

All decisions regarding selection of independent accounting firms and approval of accounting services and fees are made by our audit committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002. There are no exceptions to the policy of securing pre-approval of our audit committee for any service provided by our independent accounting firm.

SHAREHOLDER PROPOSALS AND

COMMUNICATION WITH THE BOARD OF DIRECTORS

Any shareholder desiring to present a proposal to be included in our proxy statement pursuant to Rule 14a-8 for the next annual meeting of the shareholders scheduled to be held in early March 2011, should submit a written copy of such proposal to our principal offices no later than October 6, 2010. Notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received after December 20, 2010, and the persons named in proxies solicited by our board for the annual meeting of shareholders to be held in 2011 may exercise discretionary voting power with respect to any such proposal as to which we do not receive timely notice. Proposals should be submitted by certified mail, return receipt requested.

Shareholders who wish to communicate with the board of directors or with a particular director may send a letter to our corporate secretary at P.O. Box 1659, Ocala, Florida 34478. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. Our corporate secretary will make copies of all such letters and circulate them to the appropriate director or directors.

We do not have a formal policy requiring directors to attend annual meetings. However, because the annual meeting generally is held on the same day as a regular board meeting, we anticipate that directors will attend the annual meeting unless, for some reason, they are unable to attend the board meeting on the same date. All directors attended the 2009 annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SHAREHOLDER MEETING

TO BE HELD ON FEBRUARY 26, 2010

A copy of our annual report for the fiscal year ended October 31, 2009 accompanies this proxy statement. The proxy statement and our annual report to shareholders are also available online at: www.nobilityhomes.com/investor relations. A shareholder who would like to obtain an additional copy of the proxy statement or annual report may obtain one by (i) writing to our corporate secretary at Post Office Box 1659, Ocala, Florida 34478; (ii) by calling our corporate secretary at the following toll-free number 1-800-476-6624; or (iii) by downloading a copy at www.nobilityhomes.com/investor relations. A shareholder who would like to obtain directions to the annual meeting may (i) write to our corporate secretary at the address above or (ii) call the corporate secretary at the toll-free number listed above.

OTHER MATTERS

Management does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by us. We do not expect to pay any compensation for the solicitation of proxies but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses of sending proxy material to principals and obtaining their proxies.

Please specify your choices, date, sign and return the enclosed proxy in the enclosed envelope, postage for which has been provided. A prompt response is helpful. Your cooperation will be appreciated.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY NOBILITY HOMES, INC.			For	Withhold	For all Except

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS February 26, 2010		Proposal 1.	Election of Directors nominated by the Board of Directors (except as marked to the contrary below):	☐	☐	☐

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement appoints Terry E. Trexler and Jean Etheredge, and each or either of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of common stock of Nobility Homes, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on February 26, 2010 and at any and all adjournments thereof, in the manner specified.

Terry E. Trexler, Richard C. Barberie, Robert P. Holliday, Robert P. Saltsman and Thomas W. Trexler
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ELECTION OF THE DIRECTORS.

Should any other matters requiring a vote of the shareholders arise, the above named proxies are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

Please be sure to sign and date This Proxy in the box below.	Date	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Shareholder sign above	Co-holder (if any) sign above

ã    Detach above card, sign, date and mail in postage paid envelope provided.    ã

NOBILITY HOMES, INC.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY